Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127715, 333-127712 and 333-127713) of Discovery Holding Company of our reports dated February 14, 2008 relating to the financial statements of Discovery Communications Holding, LLC (Successor) and Discovery Communications, Inc. (Predecessor), which appear in this Form 10-K/A.
PricewaterhouseCoopers LLP
McLean, VA
June 2, 2008